EXHIBIT 10.9

Ecosphere Technologies, Inc.

Amendment to 2006 Equity Incentive Plan

(Effective July 16, 2008)

Ecosphere Technologies, Inc. amends its 2006 Equity Incentive Plan (the “Plan”) as follows:

1.

Section 3(b)(ii) shall be deleted and replaced by the following:

(ii)

Annual Grants.  On July 1 of each year (commencing as of July 16, 2008 and for 2008 effective as of that date), each person who has served as a director for at least the previous 12 months shall receive an automatic grant of Restricted Stock (or RSUs if selected by the director with such delivery deferral as the director may select) with the number of shares or RSUs based upon Fair Market Value:

(A) Chairman of the Board -

$75,000 of shares;

(B) Director -

$15,000 of shares;

(C) Director Advisor -

$3,000 of shares;

(D) Chairman of a committee -

$10,000 of shares; and

(E) Member of a committee -

$5,000 of shares.

Current directors who did not receive 2007 grants received grants effective April 30, 2008.